CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Amendment #1 to Form 1-A, of our independent auditor’s report dated July 7, 2022, with respect to the audited combined financial statements of VictoryBase Corporation, a Delaware corporation, as of December 31, 2021 and 2020, and the related combined statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2021 and the period from August 13, 2020 to December 31, 2020, and the related notes to the financial statements.

Very truly yours,

MCNAMARA AND ASSOCIATES, PLLC

Tampa, Florida

March 20, 2023